Filed pursuant to Rule 424(b)(5)

Registration No. 333-255094

AMENDMENT DATED AUGUST 25, 2023 To

Prospectus Supplement dated April 12, 2021 to the Prospectus dated April 12, 2021

and

Prospectus Supplement dated February 14, 2022, as amended on May 10, 2022,

to the Prospectus dated April 12, 2021

CareCloud, Inc.

Up to $11,500,000

Common Stock

8.75% Series B Cumulative Redeemable Perpetual Preferred Stock

Liquidation Preference $25.00 per Share

This Amendment (this “Amendment”) amends two of our prospectus supplements: our prospectus supplement dated April 12, 2021 relating to the sale of our common stock (the “Common Prospectus Supplement”) and our prospectus supplement dated February 14, 2022, which was amended on May 10, 2022, relating to the sale of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Prospectus Supplement”). Both prospectus supplements supplemented our prospectus dated April 12, 2021 (the “Prospectus”), which was filed as part of our registration statement on Form S-3 (File No. 333-255094) (the “Registration Statement”).

In order to comply with General Instruction I.B.6 of Form S-3, this Amendment amends both the Common Prospectus Supplement and Series B Prospectus Supplement so that the total amount of our common stock and Series B Preferred Stock that we may offer and sell under both offerings pursuant to the Registration Statement may not exceed $11,500,000. Both the Common Prospectus Supplement and Series B Prospectus Supplement are further amended to provide that all sales of our securities will be made through B. Riley Securities, Inc. as the sole agent under the sales agreements for sales of securities to be made under the Common Prospectus Supplement and Series B Prospectus Supplement, dated April 7, 2021 and February 14, 2022, respectively.

Since the filing of our Annual Report on Form 10-K on March 14, 2022, we have been subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the Registration Statement. Specifically, in no event will we sell shares pursuant to the Registration Statement with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. As of March 2, 2023, the date of the last update to the Registration Statement under Section 10(a)(3) of the Securities Act of 1933, as amended, we have continued to be subject to General Instruction I.B.6 of Form S-3.

The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $43,696,245, which is based on 10,209,403 shares of our outstanding common stock held by non-affiliates on February 28, 2023 and the closing price of our common stock on February 9, 2023 of $4.28 per share. One-third of the aggregate market value of our common stock held by non-affiliates is therefore $14,565,415. During the 12 calendar months prior to, and including, the date of this Amendment, we have sold $2,731,629 of securities pursuant to General Instruction I.B.6 of Form S-3, all of which were sold in conjunction with the Series B Prospectus Supplement.

This Amendment should be read in conjunction with the Common Prospectus Supplement or Series B Prospectus Supplement, as applicable, and the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Common Prospectus Supplement or Series B Prospectus Supplement, as applicable, and/or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Common Prospectus Supplement or Series B Prospectus Supplement, as applicable, and the Prospectus, and any future amendments or supplements thereto.

Our common stock currently trades on the Nasdaq Global Market, with the trading symbol “CCLD.” The last reported sale price of our common stock on August 24, 2023 was $1.66 per share. Our Series B Preferred Stock currently trades on the Nasdaq Global Market, with the trading symbol “CCLDO.” The last reported sale price of our Series B Preferred Stock on August 24, 2023 was $22.15 per share.

Investing in our common stock and Series B Preferred Stock involves significant risks. You should carefully consider the risk factors beginning on page S-6 of the Common Prospectus Supplement, page S-7 of the Series B Prospectus Supplement, page 6 of the Prospectus and in the documents incorporated herein by reference, before purchasing any of the common stock or Series B Preferred Stock offered by the Common Prospectus Supplement or Series B Prospectus Supplement, as applicable and the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS AMENDMENT, THE PROSPECTUS SUPPLEMENTS OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

B. Riley Securities

August 25, 2023